Exhibit 23 (d)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-202290-03) of Louisville Gas and Electric Company and in the related Prospectus of our report dated February 19, 2016, with respect to the financial statements of Louisville Gas and Electric Company included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Louisville, Kentucky
February 19, 2016